Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MESA AIR GROUP, INC.

FIRST: The name of the corporation is:

Mesa Air Group, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Nevada is located at 6100 Neil Road, Suite 500, in the City of Reno, County of Washoe. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the State of Nevada.

FOURTH: The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” no par value per share, and “Preferred Stock,” no par value per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifteen Million (15,000,000), and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Million (2,000,000). Notwithstanding anything to the contrary, to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing of this Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, the Corporation will not issue non-voting capital stock; provided, however, the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable laws as from time to time may be in effect.

The board of directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH: [Intentionally Deleted.]

EIGHTH: To the fullest extent allowable under the Nevada Revised Statutes, no director or officer shall have personal liability to the Corporation or its shareholders, or to any other person or entity, for monetary damages for breach of his fiduciary duty as a director, except where there has been: (a) acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (b) authorization of the unlawful payment of a dividend or other distribution on the Corporation’s capital stock, or the unlawful purchase of its capital stock. If the Nevada Revised Statutes are hereafter amended to authorize further elimination of liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

NINTH: The Corporation may, to the fullest extent permitted by the provisions of Section 78.751 of the Corporation Code of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall pay or otherwise advance all expenses of officers and directors incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of, or increase the liability with respect to any acts or omissions occurring prior to, such repeal or modification.

TENTH: Pursuant to Section 78.434 of the Corporation Code of the Nevada Revised Statutes, as the same may be amended and supplemented, the Corporation elects not be governed by Sections 78.411 to 78.444 inclusive of the Nevada Revised Statutes.

ELEVENTH:

(a)      Definitions. As used in this Article Eleventh, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(1)      “4.75-percent Transaction” means any Transfer described in clause (i) or (ii) of paragraph (b)(1) of this Article Eleventh.

(2)      “4.75-percent Stockholder” a Person who owns 4.75% or more of the aggregate of (i) the Corporation’s then-outstanding Common Stock and (ii) the Corporation’s Stock. For this purpose (i) a Person’s ownership will be measured and determined pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder (ii) a Person’s ownership includes direct and indirect ownership and (iii) a Person’s ownership will include shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder (substituting 5 percent with 4.75 percent where relevant),

(3)      “Agent” has the meaning set forth in paragraph (e) of this Article Eleventh.

(4)      “Change of Control” means any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) either becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of voting securities of the Corporation (or securities convertible into or exchangeable for such voting securities) representing 50% or more of the combined voting power of all voting securities of the Corporation (on a fully diluted basis) or otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Corporation or any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Corporation.

(5)      “Common Stock” means any interest in Common Stock, no par value per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(6)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

(7)      “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v) or Treasury Regulation §1.382-4(d)(9)) to purchase Securities of the Corporation, and (iv) any Stock.

(8)      “Effective Date” means the date of filing of this Amended and Restated Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada.

(9)      “Excess Securities” has the meaning given such term in paragraph (d) of this Article Eleventh.

(10)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(11)      “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article Eleventh is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, (iii) such date as the Board of Directors shall fix in accordance with paragraph (l) of this Article Eleventh, (iv) such date as the Company completes an initial public offering of its common stock, or (v) three years following the effective date of the Company’s Chapter 11 Third Amended Joint Plan of Reorganization, dated January 19, 2011, as filed with the United States Bankruptcy Court for the Southern District of New York (the “Plan”).

(12)      “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision. For purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any Person.

(13)      “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(14)      “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(15)      “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Eleventh.

(16)      “Purported Transferee” has the meaning set forth in paragraph (d) of this Article Eleventh.

(17)      “Securities” and “Security” each has the meaning set forth in paragraph (g) of this Article Eleventh.

(18)      “Stock” means any Common Stock or Preferred Stock that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18) and any nonstock instruments treated as stock for purposes of Section 382 of the Code inclusive of nonstock instruments treated as stock pursuant to Treasury Regulation § 1.382-2T(f)(18) and the

Corporation’s Warrants issued pursuant to the Plan and other options (within the meaning of Treasury Regulation § 1.382-4(d)(9)) to the extent characterized as stock under Treasury Regulation § 1.382-4(d) or under general principles of U.S. federal income tax law. To the extent substantial uncertainty exists as to the designation of a particular nonstock instrument as Stock for this purpose, such instrument will be included in or excluded from the definition of Stock for a Person in a manner most likely to preserve Tax Benefits.

(19)      “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(20)      “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(21)      “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, claim of worthlessness subject to Section 382(g)(4)(D) of the Code, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v) or Treasury Regulation §1.382-4(d)(9)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(22)      “Transferee” means any Person to whom Corporation Securities are Transferred.

(23)      “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

(b)      Transfer And Ownership Restrictions.

(1)      In order to preserve the Tax Benefits, from and after the Effective Date of this Article Eleventh any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part) (i) any Person or Persons would become a 4.75-percent Stockholder (ii) the Percentage Stock Ownership in the Corporation of any 4.75-percent Stockholder would be increased, or (iii) the Percentage Stock Ownership in the Corporation of any 4.75 -percent Stockholder would be decreased (whether or not the Transferee is or would be a 4.75-percent Stockholder).

(2)      In order to ensure the Corporation’s code share agreements are not subject to early termination, from and after the Effective Date any attempted Transfer of Corporation Securities shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or series of Transfers of which such Transfer is a part), a Change of Control would occur.

(3)      In order to ensure the Corporation does not become subject to the reporting obligations under the Exchange Act, from and after the Effective Date any attempted Transfer of Corporation Securities shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), the Corporation would have 500 or more shareholders of record.

(4)      In order to ensure the Corporation does not lose its status as a “U.S. citizen” within the meaning of 49 U.S.C. Section 40102(a)(15), as in effect on the date in question, or any successor statute or regulation, as interpreted by the U.S. Department of Transportation in applicable precedent, from and after the Effective Date any attempted Transfer of Corporation Securities shall be prohibited and void ab initio to the extent, as a result of such Transfer (or series of Transfers of which such Transfer is a part), such transfer the Corporation’s Securities would cause the Corporation to lose its status as a U.S. citizen.

(c)      Exceptions.

(1)      The restrictions set forth in paragraph (b)(1) through (4) of this Article Eleventh shall not apply to certain transactions approved by the Board of Directors, including, but not limited to, a merger or consolidation, in which all holders of Common Stock (and/or Corporation Securities) receive or are offered the same opportunity to receive, cash or other consideration for all such Common Stock (and/or Corporation Securities), and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock (and/or Corporation Securities), (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption of a Corporation Security pursuant to the terms of such security.

(2)      The restrictions set forth in paragraph (b)(1) through (4) of this Article Eleventh shall not apply to an attempted Transfer (including, without limitation, a 4.75-percent Transaction) if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this paragraph (c) of Article Eleventh, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) reasonable documentation, including, without limitation, an opinion of counsel or other tax advisor selected by the Board of Directors that the Transfer should not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. Further, the restrictions set forth in paragraph (b)(1) through (4) of this Article Eleventh shall not apply to an attempted Transfer (including, without limitation, a 4.75-percent Transaction) if the Board determines (treating all holder of Common Stock similarly) in its reasonable discretion that such restrictions are not necessary to preserve the value of the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with any approval granted pursuant to this subparagraph (2), including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article Eleventh through duly authorized officers or agents of the Corporation. Nothing in this paragraph (c) of this Article Eleventh shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d)      Excess Securities.

(1)      No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights as a stockholder of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to paragraph (e) of this Article Eleventh or until an approval is obtained under paragraph (c) of this Article Eleventh. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of paragraphs (d) or (e) of this Article Eleventh shall also be a Prohibited Transfer.

(2)      The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Eleventh, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Eleventh as a condition to registering any transfer.

(e)      Transfer To Agent; Rescission. If the Board of Directors determines that an attempted Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, then, at the election of the Board of Directors, (1) the Purported Transferee and the transferor shall take all steps necessary to rescind the Prohibited Transfer or (ii) shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and, provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (f) of this Article Eleventh if the Agent rather than the Purported Transferee had resold the Excess Securities.

(f)      Application Of Proceeds And Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this paragraph (f) of Article Eleventh. In no event shall the proceeds of any sale of Excess Securities pursuant to this paragraph (f) of Article Eleventh inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

(g)      Modification Of Remedies For Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Nevada law (“Securities,” and individually, a “Security”) but which would cause a 4.75-percent Stockholder to violate a restriction on Transfers provided for in this Article Eleventh, the application of paragraphs (e) and (f) of this Article Eleventh shall be modified as described in this paragraph (g) of this Article Eleventh. In such case, no such 4.75-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.75-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.75-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.75-percent Stockholder, following such disposition, not to be in violation of this Article Eleventh. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in paragraphs (e) and (f) of this Article Eleventh, except that the maximum aggregate amount payable either to such 4.75-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.75-percent Stockholder or such other Person. The purpose of this paragraph (g) of Article Eleventh is to extend the restrictions in paragraphs (b) and (e) of this Article Eleventh to situations in which there is a 4.75-percent Transaction without a direct Transfer of Securities, and this paragraph (g) of Article Eleventh, along with the other provisions of this Article Eleventh, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(h)      Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to rescind the transaction or surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to paragraph (e) of this Article Eleventh (whether or not made within the time specified in paragraph (e) of this Article Eleventh), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this paragraph (h) of Article Eleventh shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Eleventh being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in paragraph (e) of this Article Eleventh to constitute a waiver or loss of any right of the Corporation under this Article Eleventh. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Eleventh.

(i)      [Intentionally Deleted.]

(j)      Obligation To Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may reasonably request from time to time in order to determine compliance with this Article Eleventh or the status of the Tax Benefits of the Corporation.

(k)      Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article Eleventh bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (AS THERETOFORE AMENDED, THE “CHARTER”), OF THE CORPORATION. A COPY OF THE CHARTER CONTAINING SUCH TRANSFER RESTRICTIONS IS AVAILABLE UPON WRITTEN REQUEST TO THE CORPORATION’S CORPORATE SECRETARY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(l)    Authority Of Board Of Directors.

(1)      The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article Eleventh, including, without limitation, (i) the identification of 4.75-percent Stockholders, (ii) whether a Transfer is a 4.75-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 4.75-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security or Stock, (v) the amount (or fair market value) due to a Purported Transferee pursuant to paragraph (f) of this Article Eleventh, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Eleventh. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Eleventh (including, without limitation, for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits) and for the orderly application, administration and implementation of this Article Eleventh.

(2)      Nothing contained in this Article Eleventh shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits or otherwise. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Eleventh, (iii) modify the definitions of any terms set forth in this Article Eleventh or (iv) modify the terms of this Article Eleventh as appropriate, in the instance of the restriction in (b)(1) of the Article Eleventh only, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that in such instance only the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(3)      In the case of an ambiguity in the application of any of the provisions of this Article Eleventh, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Eleventh requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Eleventh. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Eleventh. The Board of Directors may delegate all or any portion of its duties and powers under this Article Eleventh to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Eleventh through duly authorized officers or agents of the Corporation. Nothing in this Article Eleventh shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(m)      Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Eleventh. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities which are described in Rule 13d-1(d) of Regulation 13D-G and are owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(n)      Benefits Of This Article Eleventh. Nothing in this Article Eleventh shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Eleventh. This Article Eleventh shall be for the sole and exclusive benefit of the Corporation and the Agent.

(o)      Severability. If any provision of this Article Eleventh or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Eleventh.

(p)      Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Eleventh, (i) the Board of Directors shall have full power and authority to waive any condition or provision on behalf of the Corporation or the Agent; (ii) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (iii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

TWELFTH: Except as expressly provided in these Amended Restated Articles of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Restated Articles of Incorporation, in the manner now or hereafter prescribed by the laws of Nevada and these Amended Restated Articles of Incorporation, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

These Amended and Restated Articles of Incorporation of the Corporation were duly adopted in accordance with the applicable provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its Secretary this 28th day of February, 2011.

MESA AIR GROUP, INC.

BY:	/s/ Christopher Pappaioanou
Name:	Christopher Pappaioanou
Title:	Secretary

I, Christopher Pappaioanou, declare under penalty of perjury under the laws of the State of Nevada that the foregoing is true and correct to the best of my knowledge, information, and belief.

/s/ Christopher Pappaioanou
Christopher Pappaioanou

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